As filed with the Securities and Exchange Commission on June 14, 2005
Registration No. 333-124601

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
STONE ARCADE ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	20-2699372
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
c/o Stone-Kaplan Investments, LLC
One Northfield Plaza, Suite 480
Northfield, IL 60093
(847) 441-0929
(847) 441-8267 (facsimile)
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Roger W. Stone, Chairman of the Board
Stone Arcade Acquisition Corporation
c/o Stone-Kaplan Investments, LLC
One Northfield Plaza, Suite 480
Northfield, IL 60093
(847) 441-0929
(847) 441-8267 (facsimile)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Fran Stoller, Esq. Wayne Datz, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 (212) 407-4990 — Facsimile	Alan I. Annex, Esq. Greenberg Traurig LLP MetLife Building 200 Park Avenue New York, New York 10166 (212) 801-9323 (212) 801-6400 — Facsimile
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount Being	Offering Price	Aggregate Offering	Amount of
Security Being Registered	Registered	per Security(1)	Price(1)	Registration Fee

Units, each consisting of one share of Common Stock, $.0001 par value, and two Warrants(2)	34,500,000 Units	$6.00	$207,000,000	$24,363.90

Shares of Common Stock included as part of the Units(2)	34,500,000 Shares	—	—	—	(3)

Warrants included as part of the Units(2)	69,000,000 Warrants	—	—	—	(3)

Shares of Common Stock underlying the Warrants included in the Units(4)	69,000,000 Shares	$5.00	$345,000,000	$40,606.50

Underwriter’s Unit Purchase Option	1	$100	$100	—	(3)

Units underlying the Underwriter’s Unit Purchase Option (“Underwriter’s Units”)(4)	1,500,000 Units	$7.50	$11,250,000	$1,324.13

Shares of Common Stock included as part of the Underwriter’s Units(4)	1,500,000 Shares	—	—	—	(3)

Warrants included as part of the Underwriter’s Units(4)	3,000,000 Warrants	—	—	—	(3)

Shares of Common Stock underlying the Warrants included in the Underwriter’s Units(4)	3,000,000 Shares	$6.25	$18,750,000	$2,206.86

Total			$582,000,100	$68,501.39	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 4,500,000 Units and 4,500,000 shares of Common Stock and 9,000,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

(5)	Previously paid.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, June 14, 2005
PROSPECTUS
$180,000,000
STONE ARCADE ACQUISITION CORPORATION
30,000,000 units
      Stone Arcade Acquisition Corporation is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the paper, packaging, forest products and related industries. We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction.
      This is an initial public offering of our securities. Each unit consists of:

•	one share of our common stock; and

•	two warrants.
      Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or                     , 2006 [one year from the date of this prospectus], and will expire on                     , 2009 [four years from the date of this prospectus], or earlier upon redemption.
      We have granted the underwriters a 45-day option to purchase up to 4,500,000 additional units solely to cover over-allotments, if any (over and above the 30,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Morgan Joseph & Co. Inc., the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 1,500,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.
      There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol                     on or promptly after the date of this prospectus. The common stock and warrants comprising the units will trade separately within the first 20 trading days following the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full, provided we have filed with the Securities and Exchange Commission a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols                     and                     , respectively.
      Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting
	Public Offering	Discount and	Proceeds, Before
	Price	Commissions	Expenses, to us

Per unit	$6.00	$0.42	$5.58
Total	$180,000,000	$12,600,000	$167,400,000
      Of the net proceeds we receive from this offering, $164,279,000 ($5.48 per unit) will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company acting as trustee.
      We are offering the units for sale on a firm-commitment basis. Morgan Joseph & Co. Inc., acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about                     , 2005.

Oppenheimer & Co.	EarlyBirdCapital, Inc.
Legend Merchant Group
                                        , 2005

PROSPECTUS SUMMARY
      This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us,” “our” or “our company” refer to Stone Arcade Acquisition Corporation. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
      We are a blank check company organized under the laws of the State of Delaware on April 15, 2005. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. To date, our efforts have been limited to organizational activities.
      Our executive officers, Roger Stone and Matthew Kaplan, our Chief Executive Officer and President, respectively, each has over 25 years of industry experience in the paper, packaging, forest products and related industries. Mr. Stone had served as the Chief Executive Officer and Mr. Kaplan as a Vice President of Smurfit Stone Container Corp., one of the nation’s largest paper and packaging companies according to industry publications, and were Chief Executive Officer and Senior Vice President, respectively, of Stone Container Corp. prior to its acquisition by Jefferson Smurfit Corporation. Subsequently, Messrs. Stone and Kaplan were the CEO and President, respectively, of Box USA Holdings, Inc., a company they acquired, ran and sold to a strategic acquirer. In the course of their careers, they completed numerous strategic acquisitions and developed extensive contacts and relationships within these industries. We intend to leverage the industry experience of our executive officers by focusing our efforts on identifying a prospective target business in the paper, packaging, forest products and related industries.
      Our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. As used in this prospectus, a “target business” shall include an operating entity in the paper, packaging, forest products and related industries and a “business combination” shall mean the acquisition by us of such a target business. We have not, nor has anyone on our behalf, either directly or indirectly, contacted any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting a business combination with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate for us. Neither we nor any of our agents or affiliates have conducted any research or taken any measures, directly or indirectly, to locate or contact a target business.
      Our executive offices are located at c/o Stone-Kaplan Investments, LLC, One Northfield Plaza, Suite 480, Northfield, Illinois 60093 and our telephone number is (847) 441-0929.
The Offering

Securities offered	30,000,000 units, at $6.00 per unit, each unit consisting of:

• one share of common stock; and

• two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately within the first 20 trading days following the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full, however, in no event will Morgan Joseph & Co. allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on

Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.

Common stock:

Number outstanding before this offering	7,500,000 shares

Number to be outstanding after this offering	37,500,000 shares

Warrants:

Number outstanding before this offering	0 warrants

Number to be outstanding after this offering	60,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

• the completion of a business combination with a target business; or

• [ ], 2006 [one year from the date of this prospectus].

The warrants will expire at 5:00 p.m., New York City time, on [ ], 2009 [four years from the date of this prospectus] or earlier upon redemption.

Redemption	We may redeem the outstanding warrants:

• in whole and not in part;

• at a price of $.01 per warrant at any time after the warrants become exercisable;

• upon a minimum of 30 days’ prior written notice of redemption; and

• if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

Proposed OTC Bulletin Board symbols for our:

Units	[ ]

Common stock	[ ]

Warrants	[ ]

Offering proceeds to be held in trust:	$164,279,000 of the proceeds of this offering ($5.48 per unit) will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination or our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $2,500,000 after payment of expenses related to this offering).

It is possible that we could use a portion of the funds not in the trust account to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination. In the event we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to pay expenses related to finding a suitable business combination without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

Prior to the completion of a business combination, there will be no fees, reimbursements or cash payments made to our existing stockholders and/or officers and directors other than:

• Repayment of a $200,000 interest-free loan made by our existing stockholders to cover offering expenses;

• Payment of up to $7,500 per month to affiliates of our existing stockholders for office space and administrative services; and

• Reimbursement for any expenses incident to the offering and finding a suitable business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Stockholders must approve business combination	We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. The term public stockholders means the holders of common stock sold as part of the units in this offering or in the aftermarket, including any existing stockholders to the extent that they purchase or acquire such shares. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below. Voting against the business combination alone will not result in conversion of a stockholder’s shares for a pro rata share of the trust fund. Such stockholder must have also exercised its conversion rights described below.

Conversion rights for stockholders voting to reject a business combination	Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed. Public stockholders that convert their shares into their pro rata share of the trust fund will continue to have the right to exercise any warrants they may hold.

Liquidation if no business combination	We will dissolve and promptly distribute only to our public stockholders (including any members of our management who participate in this offering or who acquire shares in the aftermarket) the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18-month period). All of our officers and directors own stock in our company, but have waived their right to receive distributions (other than with respect to units they purchase in this offering or common stock they purchase in the aftermarket) upon our liquidation prior to a business combination.

Escrow of management shares	On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period and will not be released from escrow until 12 months after the date of a business combination unless we were to consummate a transaction after the consummation of the initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Risks
      In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our initial stockholders’ initial equity investment is below that which is required under the guidelines of the North American Securities Administrators Association, Inc. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

SUMMARY FINANCIAL DATA
      The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented. The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.

	April 26, 2005

	Actual	As Adjusted

Balance Sheet Data:
Working capital/(deficiency)	$(11,000)	$166,803,000
Total assets	225,000	166,803,000
Total liabilities	201,000
Maximum value of common stock which may be converted to cash ($5.48 per share) in connection with a business combination	—	32,839,372
Stockholders’ equity	24,000	133,963,628
      Working capital excludes $35,000 of costs related to this offering which were paid prior to April 26, 2005. These deferred offering costs have been recorded as a long-term asset and are reclassified against stockholders’ equity in the “as adjusted” column.
      The working capital and total assets amounts include the $164,279,000 being held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account and any remaining assets will be distributed solely to our public stockholders.
      We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred and the business combination was completed, we would be required to convert to cash up to approximately 19.99% of the 30,000,000 shares sold in this offering, or 5,997,000 shares of common stock, at an initial per-share conversion price of $5.48, without taking into account interest earned on the trust account. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination; divided by

•	the number of shares of common stock sold in the offering.

RISK FACTORS
      An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities.
Risks Associated with our Business
          We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.
      We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any operating revenues until, at the earliest, after the consummation of a business combination. We cannot assure you that a business combination will occur.
          If we are forced to liquidate before a business combination and distribute the trust account, our public stockholders will receive less than $6.00 per share upon distribution of the trust account and our warrants will expire worthless.
      If we are unable to complete a business combination within the required time frame and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination — Liquidation if no business combination.”
          You will not be entitled to protections normally afforded to investors of blank check companies.
      Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” appearing elsewhere in this prospectus.
          If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders would be less than $5.48 per share.
      Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities that we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management does not believe it would be able to find a provider of required services willing to provide the waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Messrs. Stone, Kaplan, Chapman, Furer and Rahman, our officers and directors, severally, in accordance with their respective beneficial ownership interests in us will be personally liable to pay debts and obligations to vendors that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account at that time. However, we cannot assure you that these individuals will be able to satisfy those obligations. Further, they will not be personally liable to pay debts and obligations to prospective target businesses if a business combination is not consummated with such prospective target businesses, or for claims from any entity other than vendors. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than $5.48, plus interest, due to claims of such creditors.
          Since we have not yet selected a target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry or business in which we may ultimately operate.
      Although we intend to focus our efforts on the paper, packaging, forest products and related industries, we may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination — We have not identified a target business.”
          We may issue shares of our capital stock or debt securities to complete a business combination which would reduce the equity interest of our stockholders and could likely cause a change in control of our ownership.
      Our certificate of incorporation authorizes the issuance of up to 175,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 73,000,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Morgan Joseph & Co., the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	could likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.
      Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating income and other resources after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.
      For a more complete discussion of the possible structure of a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination — Selection of a target business and structuring of a business combination.”
          The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.
      At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Accordingly, if our business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust fund for possible payment upon such conversion, or we may need to arrange third party financing to help fund our business combination in case a larger percentage of stockholders exercise their conversion rights than we expected. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or we may end up having a leverage ratio that is not optimal for our business combination. This may limit our ability to effectuate the most attractive business combination available to us.
          Our current officers and directors may resign upon consummation of a business combination.
      Upon consummation of a business combination, the role of our key personnel in the target business cannot presently be ascertained. Although it is presently contemplated that certain members of our management team, particularly our Chairman and Chief Executive Officer and our President, will remain associated in various capacities with the target business following a business combination, it is possible that the management of the target business at the time of the business combination will remain in place. Alternatively, we may recruit new management team members to join the target business. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate the same as part of any such combination. In making the determination as to whether current management should remain with us following the business combination, management will analyze the experience and skill set of the target business’ management and negotiate as part of the business combination that certain members of current management remain if it is believed that it is in the best interests of the combined company post-business combination. If management negotiates to be retained post-business combination as a condition to any potential business combination, such negotiations may result in a conflict of interest. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.
          Our officers are parties to non-competition agreements that will limit the types of companies we can target for a business combination and may make us a less attractive buyer to certain target companies.
      Roger Stone, our Chairman and Chief Executive Officer, and Matthew Kaplan, our President, are parties to non-competition agreements that were entered into in connection with the sale of their most recent business, Box USA Holdings, Inc., to International Paper Company. These agreements, which expire in July 2007, prohibit our officers from participation in businesses engaged in the manufacture of corrugated packaging, containers or containerboard. This prohibition may limit our ability to consummate a business combination in certain sectors of the paper, packaging, forest products and related industries. To the extent that an entity we identify as a potential target manufactures corrugated packaging, containers or containerboard or has similar operations, such potential target would need to dispose of such operations as part of a business combination with us. If this occurred, it would make us a less attractive buyer for the entity and adversely impact our position among competing acquirors.
          If we seek to effect a business combination with an entity that is directly or indirectly affiliated with one or more of our existing stockholders, conflicts of interest could arise.
      Our initial stockholders either currently have or may in the future have affiliations with companies in the paper, packaging, forest products and related industries. If we were to seek a business combination with a target company with which one or more of our existing stockholders may be affiliated, conflicts of interest could arise in connection with negotiating the terms of and completing the business combination. Conflicts that may arise may not be resolved in our favor.
          Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.
      Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours to our affairs. While it is our executive officers’ intention to devote substantial business time to identifying potential targets and consummating a business combination, their other business affairs could in the future require them to devote more substantial amounts of time to such affairs, thereby limiting their ability to devote sufficient time to our affairs. This could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section appearing elsewhere in this prospectus entitled “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.
          Some of our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
      Some of our officers and directors may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, after we complete a business combination, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they have fiduciary obligations. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections appearing elsewhere in this prospectus entitled “Management — Directors and Executive Officers” and “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.
          All of our officers and directors own shares of our common stock which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.
      All of our officers and directors own stock in our company, but have waived their right to receive distributions (other than with respect to units they purchase in this offering or common stock they purchase in the aftermarket) upon our liquidation prior to a business combination. Additionally, Messrs. Stone, Kaplan, Chapman, Furer and Rahman have agreed with the representative of the underwriters that they and certain of their affiliates or designees will, subject to certain conditions, purchase 4,000,000 warrants in the open market following this offering. The shares and warrants owned by our officers and directors will be worthless if we do not consummate a business combination. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.
          Our existing stockholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not in the trust fund unless the business combination is consummated and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders’ best interest.
      Our existing stockholders, including all of our officers and directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the available proceeds not deposited in the trust fund unless the business combination is consummated. The financial interest of our officers and directors could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.
          Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.
      Since August 2003, based upon publicly available information, approximately 20 similarly structured blank check companies have completed initial public offerings. Of these companies, only one company has consummated a business combination, while three other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 16 blank check companies with more than $460 million in trust that are seeking to carry out a business plan similar to our business plan. While, like us, some of those companies have specific industries that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Further, the fact that only one of such companies has completed a business combination and three of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.
Risks Associated with the Paper, Packaging, Forest Products and Related Industries
          The paper, packaging, forest products and related industries are highly cyclical. Fluctuations in the prices of and the demand for a target company’s products could result in smaller profit margins and lower sales volumes.
      Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for products in the paper, packaging, forest products and related industries. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most paper products and many wood products used in the packaging industry are commodities that are widely available from many producers. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for these commodity products reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in North America and regional economic conditions in our markets, as well as foreign currency exchange rates. The foregoing factors could materially and adversely impact sales and profitability of a target company with which we might seek a business combination.
          Difficulty obtaining timber at favorable prices, or at all, may negatively impact companies in the packaging industry.
      Wood fiber is the principal raw material in many parts of the packaging industry. Wood fiber is a commodity, and prices historically have been cyclical. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in the United States. These reductions have caused the closure of plywood and lumber operations in some of the geographic areas in which a target company might operate. In addition, future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by fire, insect infestation, disease, ice storms, wind storms, flooding and other natural and man made causes, thereby reducing supply and increasing prices.
      Industry supply of commodity paper and wood products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply in these markets can also result from producers introducing new capacity in response to favorable short-term pricing trends. Industry supply of commodity papers and wood products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. Wood fiber pricing is subject to regional market influences, and the cost of wood fiber may increase in particular regions due to market shifts in those regions. In addition, the ability to obtain wood fiber from foreign countries may be impacted by legal and political conditions in that country as well as transportation difficulties.
          An increase in the cost of purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing margins.
      Energy is a significant raw material in the paper, packaging, forest products and related industries. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and currently exceed historical averages. These fluctuations have historically impacted manufacturing costs of companies in these industries, often contributing to earnings volatility. Recent significant increases in energy prices can be expected to adversely impact businesses in these industries. In addition, a target company could be materially adversely impacted by supply disruptions.
          Paper, packaging and forest products companies face strong competition.
      The paper, packaging, forest products and related industries are highly fragmented, and a target company will face competition from numerous competitors, domestic as well as foreign. It is likely that some of a target company’s competitors will be large, vertically integrated companies that have greater financial and other resources, greater manufacturing economies of scale, greater energy self-sufficiency and/or lower operating costs than the target company.
          Certain paper and wood products are vulnerable to long-term declines in demand due to competing technologies or materials.
      Companies in the paper, packaging, forest products and related industries are subject to possible declines in demand for their products as the use of alternative materials and technologies grows and the prices of such alternatives become more competitive. Any substantial shift in demand from wood and paper products to competing technologies or materials could result in a material decrease in sales of a target company’s products. While we would seek to have a target company adapt its product offerings to changes in market demand, we cannot assure you that any efforts will be successful or sufficient.
          Packaging companies are subject to significant environmental regulation and environmental compliance expenditures, as well as other potential environmental liabilities.
      Companies in the packaging industry are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, site remediation, forestry operations and endangered species habitats. A target company will in all likelihood incur substantial expenditures to maintain compliance with applicable environmental laws and regulations. Failure to comply with applicable environmental laws and regulations, could expose a target company to civil or criminal fines or penalties or enforcement actions, including orders limiting operations or requiring corrective measures, installation of pollution control equipment or other remedial actions.
Risks Associated with this Offering
          Because of the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination within the required time frame.
      We expect to encounter intense competition from other entities having a business objective similar to ours, including leveraged buyout funds, hedge funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.
      We will be limited by the requirement that our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. This requirement will prevent us from initially targeting smaller companies, even if we believe they are attractive candidates for acquisition.

          We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.
      Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.
          Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.
      Upon consummation of our offering, our existing stockholders (including all of our officers and directors) will collectively own 21.33% of our issued and outstanding shares of common stock (assuming they purchase 500,000 units in this offering and assuming no exercise of the underwriters’ over-allotment option).
      Any shares of common stock acquired by existing stockholders as part of the units they purchase in the offering or in the aftermarket will be considered as part of the holding of the public stockholders and will have the same rights as other public stockholders, including voting and conversion rights with respect to a potential business combination. Accordingly, they may vote on a proposed business combination with respect to shares acquired in the aftermarket any way they so choose, although it is their intention to vote in favor of any business combination they present to the stockholders. We cannot assure you that our existing stockholders will not have considerable influence upon such a vote.
      Because of management’s agreement with Morgan Joseph to make open market purchases of the warrants during the first 40 trading days after separate trading of the common stock and warrants begins, our existing stockholders may obtain an even larger ownership block of our common stock upon exercise of such warrants which could permit them to have greater influence over the outcome of all matters requiring approval by our stockholders at such time, including the election of directors and approval of significant corporate transactions, following the consummation of our initial business combination.
      Our board of directors is divided into three classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination.
          Our existing stockholders paid an aggregate of $25,000, or $0.003 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.
      The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 29% or $1.75 per share (the difference between the pro forma net tangible book value per share of $4.25 and the initial offering price of $6.00 per unit).
          Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.
      In connection with this offering, as part of the units, we will be issuing warrants to purchase 60,000,000 shares of common stock (assuming no exercise of the underwriters’ over-allotment option). We will also issue an option to purchase 1,500,000 units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 1,500,000 shares of common stock and 3,000,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.
          If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.
      Our existing stockholders are entitled to demand that we register, at our expense, the resale of their shares of common stock at any time after the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 7,500,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.
          If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.
      We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled “State Blue Sky Information” appearing elsewhere in this prospectus.

          We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.
      Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. We cannot assure you, however, that such securities will be approved for quotation or continue to be authorized for quotation by the OTC Bulletin Board or any other market in the future, in which event the liquidity and price of our securities would be even more adversely impacted.
          If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.
      If we are deemed to be an investment company under the Investment Company Act of 1940, the nature of our investments and the issuance of our securities may be restricted, which may make it difficult for us to complete a business combination. In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
      We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the Act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.
          Because we have no “independent” directors, actions taken and expenses incurred by our officers and directors on our behalf will generally not be subject to “independent” review.
      Each of our directors owns shares of our common stock and, although no compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent that such expenses exceed the available proceeds not deposited in the trust fund, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. Because none of our directors will be deemed “independent,” we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will be the case. If actions are taken, or expenses are incurred that are not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

          Because our initial stockholders’ initial equity investment was only $25,000, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.
      Pursuant to the Statement of Policy Regarding Promoter’s Equity Investment promulgated by The North American Securities Administrators Association, Inc., an international organization devoted to investor protection, any state administrator may disallow an offering of a development stage company if the initial equity investment by a company’s promoters does not equal a certain percentage of the aggregate public offering price. Our promoters’ initial investment of $25,000 is less than the required $4,610,000 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the initial stockholders may not adequately protect investors.
USE OF PROCEEDS
      We have agreed to bear all fees, disbursements and expenses in connection with this offering. We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-	Over-Allotment
	Allotment Option	Option Exercised

Gross proceeds	$180,000,000.00	$207,000,000.00
Offering expenses(1)
Underwriting discount (7% of gross proceeds)	12,600,000.00	14,490,000.00
Legal fees and expenses (including blue sky services and expenses)	350,000.00	350,000.00
Miscellaneous expenses	43,798.60	43,798.60
Printing and engraving expenses	75,000.00	75,000.00
Accounting fees and expenses	25,000.00	25,000.00
SEC registration fee	68,501.39	68,501.39
NASD registration fee	58,700.01	58,700.01
Net proceeds
Held in trust	164,279,000.00	189,389,000.00
Not held in trust	2,500,000.00	2,500,000.00

Total net proceeds	$166,779,000.00	$191,889,000.00

Use of net proceeds not held in trust(2)
Due diligence of prospective target businesses	$750,000.00	30.0%
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination and the preparation and filing of the related proxy statement	700,000.00	28.0%
Payment of administrative fee to Stone-Kaplan Investments LLC ($7,500 per month for two years)(3)	180,000.00	7.2%
Legal and accounting fees relating to SEC reporting obligations	50,000.00	2.0%
Working capital to cover miscellaneous expenses (including potential deposits, down payments or funding of a “no-shop” provision with respect to a particular business combination), D&O insurance and reserves	820,000.00	32.8%

Total	$2,500,000.00	100.0%

(1)	A portion of the offering expenses, including the SEC and NASD filing fees and approximately $35,000 of legal and accounting fees, have been paid from the $200,000 of funds loaned to us by members of our management described below. These funds will be repaid from the gross proceeds of this offering not being placed in trust upon consummation of this offering.

(2)	These expenses are estimates only. Our actual expenditures for some or all of these items may differ substantially from those set forth herein.

(3)	A portion of this fee will be paid to Arcade Partners LLC.

      $164,279,000, or $189,389,000 if the underwriters’ over-allotment option is exercised in full, of net proceeds will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.
      The payment to Stone-Kaplan Investments, LLC, an affiliate of Roger Stone, our Chairman and Chief Executive Officer and Matthew Kaplan, our President and a member of our board of directors, of a monthly fee of $7,500 is for certain administrative, technology and secretarial services, as well as the use of certain limited office space in Chicago, Illinois. Stone-Kaplan will pay a portion of this fee to Arcade Partners LLC, an affiliate of Messrs. Chapman, Furer and Rahman, members of our board of directors, to cover overhead expenses incurred on our behalf. This arrangement is being agreed to by Stone-Kaplan Investments, LLC for our benefit and is not intended to provide Messrs. Stone, Kaplan, Chapman, Furer and Rahman compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Chicago metropolitan area, that the fee charged by Stone-Kaplan Investments, LLC is at least as favorable as we could have obtained from an unaffiliated person. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee.
      We intend to use the excess working capital (approximately $820,000) for director and officer liability insurance premiums (approximately $200,000), with the balance of $620,000 being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors and may include engaging market research firms and/or third party consultants. Our officers and directors will not receive any compensation for their due diligence of prospective target businesses, but will be reimbursed for any out-of-pocket expenses (such as travel expenses) incurred in connection with such due diligence activities. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.
      It is also possible that we could use a portion of such excess working capital to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to conduct due diligence and pay other expenses related to finding another suitable business combination without securing additional financing. Thus, if we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.
      To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended may be used to finance the operations of the target business.
      Messrs. Stone, Kaplan, Chapman, Furer and Rahman, our officers and directors, have advanced to us a total of $200,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal and accounting fees and expenses. The loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. The loans will be repaid out of the proceeds of this offering.
      The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will only be invested in United States “government securities,” defined as any Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act of 1940. The interest income derived from investment of these net proceeds during this period may be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.
      We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.
      Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Stone-Kaplan Investments, LLC the fee described above, a portion of which will be paid to Arcade Partners LLC. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing stockholders, our officers or directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. To the extent that such expenses exceed the available proceeds not deposited in the trust fund, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.
      A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.
DILUTION
      The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.
      At April 26, 2005, our net tangible book value was a deficiency of approximately $11,000, or approximately $.00 per share of common stock. After giving effect to the sale of 30,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at April 26, 2005 would have been $133,963,628 or $4.25 per share, representing an immediate increase in net tangible book value of $4.25 per share to the existing stockholders and an immediate dilution of $1.75 per share or 29% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is $32,839,372 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

      The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$0.00
Increase attributable to new investors	4.25

Pro forma net tangible book value after this offering		4.25

Dilution to new investors		$1.75

      The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average
					Price per
	Number	Percentage	Amount	Percentage	Share

Existing stockholders	7,500,000	20.0%	$25,000	0.014%	$0.003
New investors	30,000,000	80.0%	$180,000,000	99.986%	$6.00

	37,500,000	100.0%	$180,025,000	100.0%

      The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$(11,000)
Proceeds from this offering	166,779,000
Offering costs paid in advance and excluded from net tangible book value before this offering	35,000
Less: Proceeds held in trust subject to conversion to cash ($164,279,000 x 19.99%)	(32,839,372)

$133,963,628

Denominator:
Shares of common stock outstanding prior to this offering	7,500,000
Shares of common stock included in the units offered	30,000,000
Less: Shares subject to conversion (30,000,000 x 19.99%)	(5,997,000)

31,503,000

CAPITALIZATION
      The following table sets forth our capitalization at April 26, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	April 26, 2005

	Actual	As Adjusted

Notes payable to stockholders	$200,000	$—
Total debt	200,000	—

Common stock, $.0001 par value, -0- and 5,997,000 shares which are subject to possible conversion, shares at conversion value		32,839,372

Stockholders’ equity:
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $.0001 par value, 175,000,000 shares authorized; 7,500,000 shares issued and outstanding; 31,503,000 shares issued and outstanding (excluding 5,997,000 shares subject to possible conversion), as adjusted	750	3,150
Additional paid-in capital	24,250	133,961,478
Deficit accumulated during the development stage	(1,000)	(1,000)

Total stockholders’ equity	24,000	133,963,628

Total capitalization	$224,000	$166,803,000

      If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      We were formed on April 15, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the paper, packaging, forest products or related industries. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.
      Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating income and other resources after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.
      We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.
      We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $621,000 and underwriting discounts of approximately $12,600,000, will be approximately $166,779,000, or $191,889,000 if the underwriters’ over-allotment option is exercised in full. Of this amount, $164,279,000, or $189,389,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $2,500,000 in either event will not be held in trust. We will use substantially all of the net proceeds of this offering not being held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. To the extent that our capital stock or debt securities are used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended might be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $750,000 of expenses for the due diligence and investigation of a target business, $700,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination (including the costs of obtaining stockholder approval), $180,000 for the administrative fee payable to Stone-Kaplan Investments ($7,500 per month for two years), $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $820,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $200,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required to operate our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a financing simultaneously with the consummation of a business combination.
      We are obligated, commencing on the date of this prospectus, to pay to Stone-Kaplan Investments, LLC, an affiliate of Roger Stone and Matthew Kaplan, a monthly fee of $7,500 for certain administrative, technology and secretarial services, as well as the use of certain limited office space in Chicago. A portion of this fee will be paid to Arcade Partners LLC, an affiliate of Messrs. Chapman, Furer and Rahman, for overhead expenses incurred in connection with our business. In addition, in April 2005, Messrs. Stone, Kaplan, Chapman, Furer and Rahman advanced a total of $200,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.
      We have agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 1,500,000 units. We will account for this purchase option as a cost of raising capital and will include the instrument as equity in our financial statements.

PROPOSED BUSINESS
Introduction
      We are a recently organized Delaware corporation incorporated on April 15, 2005 in order to serve as a vehicle for the acquisition of an operating business in the paper, packaging, forest products and related industries.
      Roger Stone and Matthew Kaplan, our Chief Executive Officer and President, respectively, each has over 25 years of industry experience in the paper, packaging and forest products industries. Mr. Stone had served as the Chief Executive Officer and Mr. Kaplan as a Vice President of Smurfit Stone Container Corp., one of the nation’s largest paper and packaging companies according to industry publications, and were Chief Executive Officer and Senior Vice President with Stone Container Corp., respectively, prior to its acquisition by Jefferson Smurfit Corporation. Subsequently, Messrs. Stone and Kaplan served as the Chief Executive Officer and President, respectively, of Box USA Holdings Inc., a large independent converter of corrugated packaging materials which they sold to International Paper Company in July 2004. In the course of their careers, they completed numerous strategic acquisitions and developed extensive contacts and relationships within these industries.
      We believe that companies involved in paper, packaging, forest products and related industries represent attractive acquisition targets for a number of reasons, including:

•	Potential target business valuations. We believe that there are a number of potential target businesses in a variety of sectors in paper, packaging, forest products and related industries that may be available at valuations that are not reflective of their full future potential. This may be in part the result of consolidation among major competitors that has resulted in the desire on the part of some companies to shed non-core assets as a way of generating free cash flow. Also, financial buyers including several private equity firms have recently purchased large portfolios of industry assets, and may be seeking liquidity by selective divestitures of certain assets.

•	Numerous middle market acquisition candidates. In addition to divisional divestitures, standalone competitors in the size range being targeted by management include many medium-sized family-owned businesses which may consider sale or recapitalization transactions as a way to provide growth capital to the businesses or due to their owners’ desires to transition for personal reasons.

•	Industry economic environment. The North American paper and forest products industry is mature, and long-term demand and financial performance tend to correlate with changes in U.S. gross domestic product. Over the last several years, the industry has seen significant consolidation and disciplined capital management, resulting in improving industry fundamentals such as operating rates and capacity utilization.

      The packaging industry includes paper as well as plastic products. According to the Freedonia Group, in 2003, the total demand for paper and plastic packaging, excluding corrugated boxes, was 44.1 billion pounds and is projected to grow to 57.3 billion pounds by 2013. According to Standard & Poors, the paper and forest products industry is among the largest in the U.S. with annual shipments of about $200 billion. The paper and paperboard segment typically accounts for about 85% of industry revenues, with wood products being the remainder. In 2003, total paper and paperboard production amounted to 88.4 million tons.
      Roger Stone and Matthew Kaplan are parties to non-competition agreements expiring in July 2007 that prohibit their participation or significant share ownership in any business in the corrugated packaging and container business. The corrugated container business, which is primarily shipping containers (i.e. the brown or white boxes in which food and consumer products are shipped), comprises the largest segment of the packaging business. Accordingly, we will not be able to seek a business combination with a target company in this business segment. We believe, based upon management’s experience and analysis of available industry data, that the market size of the various industry segments within the paper, packaging, forest products and related industries are sufficiently large such that the excluded segment will have no material effect on our ability to find and complete such a combination.

Effecting a business combination

General
      We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors in this offering will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable, which would subject us to the numerous risks inherent in such companies.

We have not identified a target business
      To date, we have not selected any target business with which to seek a business combination. Our officers, directors, promoters and other affiliates are not currently engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us. Subject to the limitation that a target business has a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.
      None of our officers, directors, stockholders, or anyone on their behalf, has identified any suitable acquisition candidates for us. We have not contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to such a transaction.

Sources of target businesses
      We anticipate that our officers and directors as well as their affiliates will bring to our attention target business candidates. While our officers and directors make no commitment as to the amount of time they will spend trying to identify or investigate potential target businesses, they believe that the various relationships they have developed over their careers, together with their direct inquiry, will generate a number of potential target businesses that will warrant further investigation.
      Target business candidates may also be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, leveraged buyout funds, hedge funds, management buyout funds and other members of the financial community who are aware that we are seeking a business combination partner via public relations and marketing efforts, direct contact by management or other similar efforts and who may present solicited or unsolicited proposals. While we may pay finders’ fees or compensation to third parties for their efforts in introducing us to potential target business which we would negotiate at the time, in no event will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers, directors, or existing stockholders will receive any finder’s fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us other than any compensation or fees that may be received for any services provided following such business combination.

Selection of a target business and structuring of a business combination
      Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	cash flow potential;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry by competitors;

•	stage of development of the products, processes or services;

•	security measures employed to protect technology, trademarks or trade secrets;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.
      These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.
      The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finder’s or consulting fees to our existing stockholders, or any of their respective affiliates, for services rendered to or in connection with a business combination.

Fair Market Value of Target Business
      The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Possible lack of business diversification
      While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is likely that we will have the ability to effect only one, or perhaps two, business combinations. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business’ management
      Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. While it is our intention that our officers will devote their full efforts to our affairs subsequent to a business combination and that one or more of our directors will remain associated in some capacity with us following a business combination, the future role of our officers and directors in the target business cannot presently be stated with any certainty. Our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate and agree to mutually acceptable employment terms in connection with any such combination, which terms would be disclosed to stockholders in any proxy statement relating to such transaction. While it is possible that one or more of our non-officer directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.
      Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that the managers we hire will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination
      Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

      In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors; however, our officers and directors intend to vote in favor of any business combination they present to the stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

Conversion rights
      At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.48, or $0.52 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. If a stockholder votes against the business combination but fails to properly exercise its conversion rights, such stockholder will not have its shares of common stock converted to its pro rata distribution of the trust fund. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders owning 20% or more of the shares sold in this offering exercise their conversion rights.

Liquidation if no business combination
      If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants, which will expire worthless.
      If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.48, or $0.52 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. Messrs. Stone, Kaplan, Chapman, Furer and Rahman have agreed pursuant to agreements with us and Morgan Joseph & Co. that, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to vendors that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account at that time. It is our intention that all vendors, prospective target businesses and other entities that we engage will execute agreements with us waiving any right to the monies held in the trust account. If any third party refused to execute an agreement waiving such claims, we would perform an analysis of the alternatives available to us and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management does not believe it would be able to find a provider of required services willing to provide the waiver. We cannot assure you, however, that they would be able to satisfy those obligations. Further, they will not be personally liable to pay debts and obligations to prospective target businesses if a business combination is not consummated with such prospective target businesses, or for claims from any other entity other than vendors. Accordingly, we cannot assure you that the actual per-share liquidation price will not be less than $5.48, plus interest, due to claims of creditors.
      If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.
      Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.
Competition
      In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us. Further:

•	our obligation to seek stockholder approval of a business combination may delay or threaten the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
      Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity and the substantial industry expense of any officers may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.
      If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.
Facilities
      We maintain our executive offices at c/o Stone-Kaplan Investments, LLC, One Northfield Plaza, Suite 480, Northfield, IL 60093. Stone-Kaplan Investments has agreed to provide us with certain administrative, technology and secretarial services, as well as the use of certain limited office space at this location at a cost of $7,500 per month pursuant to a letter agreement between us and Stone-Kaplan Investments. Stone-Kaplan Investments will use a portion of the $7,500 monthly fee to pay Arcade Partners for overhead expenditures incurred on our behalf. We believe, based on rents and fees for similar services in the Chicago metropolitan area, that the $7,500 fee is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.
Employees
      We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect Messrs. Stone and Kaplan to devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.
Periodic Reporting and Audited Financial Statements
      We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent accountants.
      We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.
      We will be required to comply with the internal control requirements of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2006. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
Legal Proceedings
      To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.
Comparison to offerings of blank check companies
      The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	$164,279,000 of the net offering proceeds will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company.	$150,660,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $164,279,000 of net offering proceeds held in trust will only be invested in U.S. ‘government securities,’ defined as any Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represented at least 80% of the maximum offering proceeds.
Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriters’ over-allotment option, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination and one year from the date of this prospectus and, accordingly, will be exercised only after the trust account has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.
Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.
Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT
Directors and Executive Officers
      Our current directors and executive officers are as follows:

Name	Age	Position

Roger W. Stone	70	Chairman of the Board and Chief Executive Officer
Matthew Kaplan	48	President, Secretary and Director
John M. Chapman	45	Director
Jonathan R. Furer	48	Director
Muhit U. Rahman	49	Director
      Roger W. Stone has been our Chairman of the Board since our inception. Mr. Stone has been Manager of Stone-Kaplan Investments, LLC, a private investment company, since July 2004. He was Chairman and Chief Executive Officer of Box USA Holdings, Inc., a corrugated box manufacturer, from July 2000 until the sale of that company in July 2004. Mr. Stone was Chairman, President and Chief Executive Officer of Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products, from March 1987 to November 1998 when Stone Container Corporation merged with Jefferson Smurfit Corporation, at which time he became President and Chief Executive Officer of Smurfit-Stone Container Corporation until March 1999. Mr. Stone has served on the board of directors of McDonald’s Corporation since 1989. Mr. Stone received a B.S. in Economics from the Wharton School at the University of Pennsylvania. Mr. Stone is the father-in-law of Matthew Kaplan.
      Matthew Kaplan has been our President and a member of our board of directors since our inception. Mr. Kaplan has been Manager of Stone-Kaplan Investments, LLC, a private investment company, since July 2004. He was President, Chief Operating Officer and a director of Box USA Holdings, Inc., a corrugated box manufacturer, from July 2000 until the sale of the company in July 2004. Mr. Kaplan began his career at Stone Container Corporation in 1979 and was serving as its Senior Vice President and General Manager of North American Operations when Stone Container Corporation merged with Jefferson Smurfit Corporation in November 1998. He was Vice President/ General Manager Container Division with Smurfit-Stone Container Corporation until March 1999. Mr. Kaplan received a B.A. in Economics from the University of Pennsylvania and an M.B.A. from the University of Chicago. Mr. Kaplan is the son-in-law of Roger W. Stone.
      John M. Chapman has been a member of our board of directors since our inception. Mr. Chapman is a co-founder and has been a managing member of Arcade Partners LLC, a private equity firm since November 2003. Since January 2004, he has been a Managing Director of Washington & Congress Managers, a private equity firm. From March 1990 through December 2003, he was employed by Triumph Capital Group, Inc, a private equity firm, last serving as a Managing Director. Mr. Chapman received a B.A. from Bates College and an M.B.A. from the Tuck School of Business at Dartmouth University.
      Jonathan R. Furer has been a member of our board of directors since our inception. Mr. Furer is a co-founder and has been a managing member of Arcade Partners LLC since November 2003. Since January 2004, he has been a Managing Director of Washington & Congress Managers, LLC. From March 2000 through December 2003, he was a Managing Director of Triumph Capital Group, Inc. From December 1998 until February 2000, he was a Managing Director of MG Group, LLC, a private equity firm he co-founded. Mr. Furer received a B.B.A. from George Washington University.
      Muhit U. Rahman has been a member of our board of directors since our inception. Mr. Rahman is a co-founder and has been a managing member of Arcade Partners LLC since November 2003. Since January 2004, he has been a Managing Director of Washington & Congress Managers. From November 1993 through December 2003, he was a Managing Director of Triumph Capital Group. Mr. Rahman received a B.S. from Yale University and an M.B.A. from the Anderson School of Management at UCLA.

      In July 2003, Triumph Capital Group, Inc. and its general counsel were found guilty of fraud arising from a scheme involving the former Connecticut State Treasurer’s investment of state pension fund money with private equity firms, including Triumph. Triumph’s chairman pleaded guilty to criminal charges for his role in this matter. Triumph and its chairman subsequently entered into a consent decree in a related action brought by the SEC. Messrs. Chapman, Rahman and Furer were not executive officers, directors or shareholders of Triumph Capital during the period that the conduct was alleged to have occurred and were not named or targeted in any of these actions.
      Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Muhit Rahman, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Matthew Kaplan and John Chapman, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Roger Stone and Jonathan Furer, will expire at the third annual meeting. These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition.
Executive Compensation
      No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Stone-Kaplan Investments LLC, an affiliate of Roger Stone and Matthew Kaplan, a fee of $7,500 per month for providing us with certain administrative, technology and secretarial services, as well as the use of certain limited office space in Chicago. A portion of this fee will be paid to Arcade Partners LLC, an affiliate of John Chapman, Jonathan Furer and Muhit Rahman, for overhead costs incurred on our behalf. However, this arrangement is solely for our benefit and is not intended to provide these individuals compensation in lieu of a salary. No other executive officer or director has a relationship with or interest in Stone-Kaplan Investments, LLC or Arcade Partners LLC. Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, our officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our existing stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After a business combination, such individuals may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to the stockholders. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors will be deemed “independent,” we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.
Conflicts of Interest
      Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the section entitled “Directors and Executive Officers.”

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since our directors own shares of our common stock, and may own warrants, which will be worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination on a timely basis and securing the release of their stock.
      In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.
      Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
      In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers has agreed, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary obligations he might have. Accordingly, our efforts will be limited to management’s future associations with companies in our industry focus. However, our directors are not under any such obligation. Accordingly, they may face conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor.
      In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. Any shares of common stock acquired by existing stockholders in the aftermarket will be considered as part of the holding of the public stockholders and will have the same rights as other public stockholders, including voting and conversion rights with respect to a potential business combination. Accordingly, they may vote on a proposed business combination with respect to shares acquired in the aftermarket any way they so choose, although it is their intention to vote in favor of any business combination they present to the stockholders. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution but only with respect to those shares of common stock acquired by them prior to this offering.
      To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. We expect that such opinion would be included in each case in our proxy solicitation materials furnished to our stockholders and that such independent investment banking firm will be a consenting expert.

PRINCIPAL STOCKHOLDERS
      The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming the persons listed below do not purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.
      Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and	Approximate Percentage of
	Nature of	Outstanding Common Stock
	Beneficial
Name and Address of Beneficial Owner	Ownership	Before Offering	After Offering

Roger W. Stone(1)	2,062,500	27.5%	5.5%
Matthew Kaplan(1)	2,062,500	27.5%	5.5%
John M. Chapman(2)	1,125,000	15.0%	3.0%
Jonathan R. Furer(3)	1,125,000	15.0%	3.0%
Muhit U. Rahman(4)	1,125,000	15.0%	3.0%
All directors and executive officers as a group (5 individuals)	7,500,000	100.0%	20.0	%(5)

(1)	The business address of each of such individuals is c/o Stone-Kaplan Investments, LLC, One Northfield Plaza, Suite 480, Northfield, IL 60093.

(2)	The business address of such individual is c/o Arcade Partners LLC, 62 La Salle Road, Suite 220, West Hartford, CT 06107.

(3)	The business address of such individual is 45 Park St., Tenafly, NJ 07670.

(4)	The business address of such individual is 8550 Willow Run Court Cincinnati, OH 45243.

(5)	If management purchases the minimum of 500,000 units in this offering, the directors and executive officers as a group will own 21.33% of the outstanding common stock after the offering. If management purchases the maximum of 1,000,000 units in this offering, such percentage will increase to 22.67%.

      Messrs. Stone, Kaplan, Chapman, Furer and Rahman, representing all of our existing stockholders, officers and directors, have indicated that they plan on purchasing a minimum of 500,000 and a maximum of 1,000,000 units in the offering. However, they are not obligated to do so and we do not have any agreements or arrangements with these individuals requiring them to purchase such securities. Assuming these securities are not purchased, immediately after this offering, these individuals, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.
      All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	12 months from the date of a business combination with a target business;

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business; and

•	our liquidation.

      During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit or to affiliated companies, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.
      Messrs. Stone, Kaplan, Chapman, Furer and Rahman have agreed with Morgan Joseph & Co. that after this offering is completed and within the first 40 trading days after separate trading of the warrants has commenced, they or affiliates or others they may designate will collectively purchase up to 4,000,000 warrants in the public marketplace at prices not to exceed $0.70 per warrant. They have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until after we have completed a business combination. The warrants may trade separately on the 90th day after the date of this prospectus unless Morgan Joseph & Co. determines that an earlier date is acceptable. In no event will Morgan Joseph & Co. allow separate trading of the common stock and warrants until we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K. Purchases of warrants demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination and are ultimately forced to liquidate.
      Messrs. Stone, Kaplan, Chapman, Furer and Rahman may be deemed to be our “parents” and “promoters,” as these terms are defined under the Federal securities laws.
CERTAIN TRANSACTIONS
      On April 16, 2005, we issued 7,500,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at an average purchase price of $0.003 per share, as follows:

Name	Number of Shares	Relationship to us

Roger W. Stone	2,062,500	Chairman of the Board and Chief Executive Officer
Matthew Kaplan	2,062,500	President and Director
John M. Chapman	1,125,000	Director
Jonathan R. Furer	1,125,000	Director
Muhit U. Rahman	1,125,000	Director
      In addition, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a stock dividend in such amount to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock upon consummation of the offering.
      The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.
      Stone-Kaplan Investments, LLC, an affiliate of Roger Stone and Matthew Kaplan, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us certain administrative, technology and secretarial services, as well as the use of certain limited office space in Chicago, Illinois, as we may require from time to time. We have agreed to pay Stone-Kaplan Investments, LLC $7,500 per month for these services, a portion of which will be paid to

Arcade Partners LLC, an affiliate of John Chapman, Jonathan Furer and Muhit Rahman. These individuals are each managing members of their respective entities and, as a result, will benefit from the transaction to the extent of their interest this entity. However, this arrangement is solely for our benefit and is not intended to provide these individuals compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Chicago metropolitan area, that the fee charged by Stone-Kaplan Investments, LLC is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors are not deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.
      In April 2005, Messrs. Stone, Kaplan, Chapman, Furer and Rahman advanced a total of $200,000 to us to cover expenses related to this offering. The loans will be payable without interest on the earlier of one year from the date of issuance or the consummation of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.
      We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.
      Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.
      All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case, who had access, at our expense, to our attorneys or independent legal counsel. Moreover, it is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.
DESCRIPTION OF SECURITIES
General
      We are authorized to issue 175,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 7,500,000 shares of common stock are outstanding, held by five record holders. No shares of preferred stock are currently outstanding.
Units
      Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriters’ over-allotment option, provided that, in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.
Common stock
      Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.
      We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.
      Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
      If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate prior to a business combination.
      Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.
Preferred stock
      Our certificate of incorporation, as amended, authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants
      No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from the date of this prospectus.
      The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time. We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.
      We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.
      The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
      No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
Purchase Option
      We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 1,500,000 units at a per unit price of $7.50, which may be exercised on a cashless basis. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the exercise price of the warrants underlying the underwriters’ purchase option is $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting — Purchase Option.”
Dividends
      We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then current board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
      The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.
Shares Eligible for Future Sale
      Immediately after this offering, we will have 37,500,000 shares of common stock outstanding, or 42,000,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 30,000,000 shares sold in this offering, or 34,500,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 7,500,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to April 15, 2006. Notwithstanding this rule, all of those shares have been placed in escrow and will not be transferable for a period 12 months from the date of a business combination and will only be released prior to that date subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, while in each case remaining subject to the escrow agreement, and will only be released prior to that date if we are forced to liquidate, in which case the shares would be destroyed, or if we were to consummate a transaction after the consummation of a business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Rule 144
      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 375,000 shares immediately after this offering (or 420,000 if the underwriters exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
      Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales
      The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, Rule 144 may not be available for the resale of those securities despite technical compliance with the requirements of Rule 144, in which event the resale transactions would need to be made through a registered offering.

Registration Rights
      The holders of our 7,500,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING
      In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Morgan Joseph & Co. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units

Morgan Joseph & Co. Inc.
Oppenheimer & Co.
EarlyBirdCapital, Inc.
Legend Merchant Group
Total
      A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
State Blue Sky Information
      We will offer and sell the units to retail customers only in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).
      If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except Idaho and Oregon may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.
      Under the National Securities Markets Improvement Act of 1996, the states and territories of the United States are preempted from regulating the resale by shareholders of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, the following states do not require any notice filings or fee payments and permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable:

•	Alaska, Arizona, Arkansas, California, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, New York, North Carolina, North Dakota, Oklahoma, Pennsylvania, South Dakota, Tennessee, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.
      Additionally, the following states permit the resale by shareholders of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid:

•	The District of Columbia, Illinois, Michigan, Montana, New Hampshire, Oregon, Puerto Rico, Rhode Island, South Carolina, Texas and Vermont.
      As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute, rule or regulation relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes, rule or regulation with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.
      However, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the registration of the units, common stock and warrants in these states or the availability of another applicable exemption from the state’s registration requirements:

•	immediately in Colorado, Illinois, Maryland, Ohio, Rhode Island and Tennessee;

•	commencing 90 days after the date of this prospectus in Illinois and Nevada; and

•	commencing 180 days after the date of this prospectus in Alabama.

Pricing of Securities
      We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $           per unit and the dealers may reallow a concession not in excess of $           per unit to other dealers.
      Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.
      However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.
Over-Allotment Option
      We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 4,500,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts
      The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Without Option	With Option

Public offering price	$6.00	$180,000,000	$207,000,000
Discount	$0.42	$12,600,000	$14,490,000
Proceeds before expenses(1)	$5.58	$167,400,000	$192,510,000

(1)	The offering expenses are estimated at $621,000.
Purchase Option
      We have agreed to sell to the representative of the underwriters, for $100, an option to purchase up to a total of 1,500,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants underlying this option are exercisable at $6.25 per share (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring five years from the date of this prospectus and may be exercised on a cashless basis. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy-back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.
Regulatory Restrictions on Purchase of Securities
      Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M of the SEC, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
      Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

      Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Other Terms
      We have granted Morgan Joseph & Co., as representative of the underwriters, the right to have its designee present at all meetings of our board of directors until we consummate a business combination. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.
      Although we are not under any contractual obligation to engage any of the underwriters to provide services for us after this offering, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provides services to us after the offering we may pay such underwriter fair and reasonable fees that would be determined in an arms length negotiation.
Indemnification
      We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.
LEGAL MATTERS
      The validity of the securities offered in this prospectus are being passed upon for us by Loeb & Loeb LLP, New York, New York. Greenberg Traurig LLP, New York, New York, is acting as counsel for the underwriters in this offering.
EXPERTS
      The financial statements of Stone Arcade Acquisition Corporation at April 26, 2005 and for the period from April 15, 2005 (date of inception) through April 26, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report, which contains an explanatory paragraph relating to substantial doubt existing about the ability of Stone Arcade Acquisition Corporation to continue as a going concern, of Eisner LLP, independent registered public accounting firm given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

STONE ARCADE ACQUISITION CORPORATION
(a development stage company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Stone Arcade Acquisition Corporation
We have audited the accompanying balance sheet of Stone Arcade Acquisition Corporation (a development stage company) (the “Company”) as of April 26, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from April 15, 2005 (date of inception) through April 26, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stone Arcade Acquisition Corporation as of April 26, 2005 and the results of its operations and its cash flows for the period from April 15, 2005 (date of inception) through April 26, 2005 in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has generated no revenue, its business plan is dependent on completion of a financing and the Company has a negative working capital position of $11,000 as of April 26, 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Eisner LLP
New York, New York
April 27, 2005
With respect to Note G
June 10, 2005

Stone Arcade Acquisition Corporation
(a development stage company)
Balance Sheet

April 26,
2005

ASSETS
Current assets:
Cash	$190,000
Deferred offering costs	35,000

Total assets	$225,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$1,000
Notes payable to stockholders	200,000

Total current liabilities	$201,000

Commitments and Contingencies
Stockholders’ equity:
Common stock — $.0001 par value, 175,000,000 shares authorized; 7,500,000 issued and outstanding	$750
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	0
Additional paid-in capital	24,250
Deficit accumulated during the development stage	(1,000)

Total stockholders’ equity	24,000

Total liabilities and stockholders’ equity	$225,000

See notes to financial statements

Stone Arcade Acquisition Corporation
(a development stage company)
Statement of Operations

April 15, 2005
(Date of Inception)
through
April 26, 2005

Costs and expenses:
Organization costs	$1,000

Net loss for the period	$(1,000)
Net loss per share — basic and diluted	$(0.00)
Weighted average number of shares outstanding — basic and diluted	7,500,000
See notes to financial statements

Stone Arcade Acquisition Corporation
(a development stage company)
Statement of Stockholders’ Equity

				Deficit
				Accumulated
	Common Stock		Additional	During the
			Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Balance — April 15, 2005 (date of inception)
Initial capital from founding stockholders	7,500,000	$750	$24,250		$25,000
Net loss				$(1,000)	(1,000)

Balance — April 26, 2005	7,500,000	$750	$24,250	$(1,000)	$24,000
See notes to financial statements

Stone Arcade Acquisition Corporation
(a development stage company)
Statement of Cash Flows

April 15, 2005
(Date of Inception)
through
April 26, 2005

Cash flows from operating activities:
Net loss	$(1,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in:
Accrued expenses	1,000

Net cash provided by operating activities	0

Cash flows from financing activities:
Proceeds from notes payable to stockholders	200,000
Proceeds from sale of common stock	25,000
Payments of deferred offering costs	(35,000)

Net cash provided by financing activities	190,000

Net Increase in cash	190,000
Cash — beginning of period	0
Cash — end of period	$190,000

See notes to financial statements

Stone Arcade Acquisition Corporation
(a development stage company)
Notes to Financial Statements
April 26, 2005

NOTE A —	ORGANIZATION AND BUSINESS OPERATIONS; GOING CONCERN CONSIDERATION
      Stone Arcade Acquisition Corporation (the “Company”) was incorporated in Delaware on April 15, 2005. The Company was formed to serve as a vehicle for the acquisition through a merger, capital stock exchange, asset acquisition, or other similar business combination (“Business Combination”) of an operating business in the paper, packaging, forest products and related industries. The Company has neither engaged in any operations nor generated revenue. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. As such, the Company’s operating results relate to organizational activities through April 26, 2005, and its ability to begin planned operations is dependent upon the completion of a financing.
      The Company’s management has broad discretion with respect to the specific application of the net proceeds of the proposed initial public offering of its Units (as described in Note C) (“Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Fund”) and invested in government securities until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Fund as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a Business Combination, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares issued in the Proposed Offering vote against the Business Combination, the Business Combination will not be consummated. However, the persons who were stockholders prior to the Proposed Offering (the “Founding Stockholders”) will participate in any liquidation distribution only with respect to any shares of the common stock acquired in connection with or following the Proposed Offering.
      In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the proceeds held in the Trust Fund will be distributed to the Company’s public stockholders, excluding the Founding Stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note C).
      Going concern consideration — As indicated in the accompanying financial statements, at April 26, 2005, the Company had $190,000 in cash and a working capital deficiency of $11,000. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this uncertainty through a Proposed Offering are discussed in Note C. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern.

Stone Arcade Acquisition Corporation
(a development stage company)
Notes to Financial Statements — (Continued)

NOTE B —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
[1] Loss per common share:
      Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.
[2] Use of estimates:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
[3] Income taxes:
      Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
      The Company recorded a deferred income tax asset for the tax effect of start-up costs and temporary differences, aggregating approximately $340. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at April 26, 2005.
      The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.
[4] Deferred offering costs:
      Deferred offering costs consist principally of legal and other fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.

NOTE C —	PROPOSED OFFERING
      The Proposed Offering calls for the Company to offer for public sale up to 30,000,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00. Each Warrant will become exercisable on the later of (a) the completion of a Business Combination with a target business or (b) one year from the date of the prospectus and will expire four years from the date of the prospectus. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

NOTE D —	NOTES PAYABLE TO STOCKHOLDERS
      The Company issued unsecured promissory notes to the Founding Stockholders of the Company totaling $200,000 on April 16 and April 25, 2005. The Notes are non-interest bearing and are payable on the earlier of one year from the date of issuance or the consummation of the Proposed Offering. Due to the related party nature of the notes, the estimated fair value of the notes is not reasonably determinable.

Stone Arcade Acquisition Corporation
(a development stage company)
Notes to Financial Statements — (Continued)

NOTE E —	RELATED PARTY TRANSACTION
      The Company has agreed to pay Stone Kaplan Investments, LLC, a company where certain of the Founding Stockholders serve in executive capacities, an administrative fee of $7,500 per month for office space and general and administrative services from the effective date of the Proposed Offering through the acquisition date of a target business. Stone Kaplan Investments, LLC has agreed to pay a portion of the aforementioned administrative fee to Arcade Partners LLC, a company where certain of the Founding Stockholders serve in executive capacities, to cover overhead incurred on the Company’s behalf.

NOTE F —	COMMITMENTS
      The Company has a commitment to pay an underwriting discount of 7.0% of the public offering price to Morgan Joseph & Co., representative of the underwriters, at the closing of the Proposed Offering.
      The Company has agreed to issue an option to the representative of the underwriters to purchase up to a total of 1,500,000 units at a price of $7.50. The units issuable upon the exercise of this option are identical to those being offered in the Proposed Offering, except that the exercise price of the warrants underlying the underwriters’ purchase option is $6.25. This option is exercisable commencing on the later of the consummation of a business combination and one year from the date of the prospectus and expiring five years from the date of the prospectus and may be exercised on a cashless basis. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.
      The holders of the option will have demand and piggy-back registration rights under the Securities Act for periods of five and seven years, respectively, from the date of the prospectus with respect to registration of the securities directly and indirectly issuable upon exercise of the option. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances at a price below its exercise price. The Company will account for the underwriter’s purchase option as a cost of raising capital and will include the instrument as equity in its financial statements.

NOTE G —	FOUNDING STOCKHOLDERS
      The Founding Stockholders have agreed with Morgan Joseph & Co., the representative of the underwriters, that after the Proposed Offering is completed and within the first 40 trading days after the separate trading of the warrants has commenced, they or others they may designate will collectively purchase up to 4,000,000 warrants in the public marketplace at prices not to exceed $0.70 per warrant. They have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until the completion of a Business Combination.

          Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
          No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

STONE ARCADE
ACQUISITION CORPORATION
30,000,000 Units

PROSPECTUS

Oppenheimer & Co
EarlyBirdCapital, Inc.
Legend Merchant Group
                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$1,000.00	(1)
SEC Registration Fee	68,501.39
NASD filing fee	58,700.01
Accounting fees and expenses	25,000.00
Printing and engraving expenses	75,000.00
Director & Officer liability insurance premiums	200,000.00	(2)
Legal fees and expenses	300,000.00
Blue sky services and expenses	50,000.00
Miscellaneous	42,798.60	(3)

Total	$821,000.00

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.

(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.	Indemnification of Directors and Officers.
      Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
      Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
      “Section 145. Indemnification of officers, directors, employees and agents; insurance.
      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
      (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
      (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
      (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”
      Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.
      (a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Name	Number of Shares

Roger W. Stone	2,062,500
Matthew Kaplan	2,062,500
John M. Chapman	1,125,000
Jonathan R. Furer	1,125,000
Muhit U. Rahman	1,125,000
      Such shares were issued on April 16, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of $0.003 per share. No underwriting discounts or commissions were paid with respect to such sales.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

1.2	Form of Selected Dealers Agreement.*

3.1	Certificate of Incorporation.*

3.2	By-laws.*

4.1	Specimen Unit Certificate.

4.2	Specimen Common Stock Certificate.

4.3	Specimen Warrant Certificate.

4.4	Form of Unit Purchase Option to be granted to Representative.*

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*

5.1	Opinion of Loeb & Loeb LLP.**

10.1	Form of Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and each of the Initial Stockholders.*

10.2	Form of Promissory Note issued to each of Roger Stone, Matthew Kaplan, John Chapman, Jonathan Furer and Muhit Rahman.*

10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*

10.4	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.*

10.5	Form of Letter Agreement between Stone-Kaplan Investments LLC and Registrant regarding administrative support.*

10.6	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.*

10.7	Form of Warrant Purchase Agreement among each of the Initial Stockholders and Morgan Joseph & Co. Inc.*

23.1	Consent of Eisner LLP.

Exhibit No.	Description

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).**

24	Power of Attorney (included on signature page of this Registration Statement).*

*	Previously filed.

**	To be filed by amendment.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of June, 2005.

STONE ARCADE ACQUISITION CORPORATION

By:	/s/ Roger W. Stone

Roger W. Stone
Chairman of the Board and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Roger W. Stone Roger W. Stone	Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Principal Accounting and Financial Officer)	June 13, 2005

/s/ Matthew Kaplan Matthew Kaplan	President, Secretary and Director	June 13, 2005

/s/ John M. Chapman John M. Chapman	Director	June 13, 2005

/s/ Jonathan R. Furer Jonathan R. Furer	Director	June 13, 2005

/s/ Muhit U. Rahman Muhit U. Rahman	Director	June 13, 2005